TRUSTCO
Bank Corp NY	Exhibit 99(b)

AMENDMENT NO. 4
AMENDED AND RESTATED 1995 TRUSTCO BANK CORP NY
STOCK OPTION PLAN

WHEREAS, TrustCo Bank Corp NY (the “Company”) previously established the Amended and Restated 1995 TrustCo Bank Corp NY Stock Option Plan (“Plan”); and

WHEREAS, the Company wishes to amend the Plan to prohibit without stockholder approval the “repricing” of stock options and other awards made under the Plan;

NOW, THEREFORE, the Company does, effective as of January 1, 2010, amend the Plan as follows:

Amendment

1.             New Section 14. A new Section 14 of the Plan is hereby adopted, which such section reads in its entirety as follows:

SECTION 14:                      REPRICING
Notwithstanding any other provision of the Plan to the contrary, without the prior approval of the stockholders of the Company, the Company shall not:

1.           Reduce the exercise price of an outstanding Stock Option or Stock Appreciation Right;

2.           Cancel a Stock Option or Stock Appreciation Right and re-grant the Stock Option or Stock Appreciation Right at a lower exercise price, provided, however, that if a Stock Option or a portion thereof (a) expires without being exercised in full or (b) terminates without being exercised in full upon a Participant’s termination of employment, Disability, death or retirement, then, in either case, the unpurchased shares covered by the Option are to be available for future Stock Option grants under this Plan;

3.           Substitute shares of Stock for Stock Options or Stock Appreciation Rights whose exercise or strike prices are in excess of market value at the time such substitution is proposed, or

4.           Buy back or buy out Stock Options or Stock Appreciation Rights the exercise or strike prices of which are in excess of market value at the time such buyback or buyout is proposed and, in exchange for such Stock Options or Stock Appreciation Rights, issue cash or Stock.

2.             Defined Terms. All capitalized terms used in this Amendment that are defined in the Plan, either directly or by a reference set forth in the Plan, shall have the respective meanings assigned them in the Plan except as otherwise provided in this Amendment or unless the context otherwise requires.

3.             References to Agreement. Upon the effectiveness of this Amendment, each reference in the Plan to “this Plan,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Plan as amended hereby.

4.             Plan Remains in Effect. The Plan, as amended and supplemented by this Amendment, shall remain in full force and effect .

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted on this 19th day of January, 2010.

TRUSTCO BANK CORP NY

By:	/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer